Portions of this Exhibit 10.2 have been omitted based upon a request for confidential treatment. This Exhibit 10.2, including the non-public information, has been filed separately with the Securities and Exchange Commission. “[*]” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.

Preferred Supply
Agreement

General Electric Capital Container Finance Corporation

Genstar Container Corporation

GE SeaCo SRL

Sea Containers Ltd.

Royal Wolf Trading Australia Pty Limited

GE SeaCo Australia Pty Limited

Ref: DMCM/MM/02 1405 5288

CONTENTS

1.	INTERPRETATION		2

	1.1	Definitions	2
	1.2	Rules for interpreting this Agreement	5
	1.3	Consideration does not include GST	6
	1.4	Non Business Days	6

2.	CONDITIONALITY		6

3.	APPOINTMENT OF PURCHASER		6

	3.1	Appointment	6
	3.2	Acceptance	6
	3.3	Term	6

4.	TERMINATION OF EXISTING APPOINTMENTS IN THE TERRITORY		7

	4.1	Acknowledgement	7
	4.2	Termination	7

5.	PRICE		7

	5.1	Pricing	7
	5.2	Annual Adjustments to pricing	7
	5.3	Three year pricing review	7
	5.4	Determination of grading	8
	5.5	Exclusions to pricing terms	8

6.	VOLUME AND QUANTITIES OF CONTAINERS		8

	6.1	Non-binding Expectation of Owners	8
	6.2	Containers within the Expected Range	8
	6.3	Containers outside of the Expected Range	9
	6.4	Containers not beyond their International Leasing Life	9

7.	RIGHT OF FIRST REFUSAL		9

8.	TERMS OF SALE		10

	8.1	Purchasing Process	10
	8.2	Delivery of Containers	10
	8.3	Timing of Delivery	10
	8.4	Transfer of title	10
	8.5	Status on Delivery	11
	8.6	Removal from storage	11
	8.7	No re-sale	11

	8.8	No warranty as to applicability of taxes	11
	8.9	Tax under this Agreement	11
	8.10	Applicable Laws	11
	8.11	No Warranty	12

9.	PAYMENT		12

	9.1	Invoicing	12
	9.2	Time for payment	12
	9.3	Credit and Compliance	12
	9.4	No set off	12

10.	INTELLECTUAL PROPERTY		12

	10.1	Removal of Decals and markings	12

11.	NO RESTRICTION ON SALE OF BUSINESS		13

12.	REPRESENTATIONS AND WARRANTIES		13

	12.1	Representations and warranties	13
	12.2	Owner Warranties	13

13.	TERMINATION		13

	13.1	Termination for breach	13
	13.2	Termination without breach	14
	13.3	Effect of termination	14

14.	NOTICES		14

15.	AMENDMENT AND ASSIGNMENT		16

	15.1	Amendment	16
	15.2	Assignment	16

16.	GENERAL		16

	16.1	Governing law	16
	16.2	Liability for expenses	17
	16.3	Relationship	17
	16.4	Waiver of rights	17
	16.5	Operation of this Agreement	17
	16.6	Operation of indemnities	17
	16.7	Counterparts	18
	16.8	Attorneys	18

ii

Schedule

1	PRICE ADJUSTMENT AND REVIEW	19
2	GRADING STANDARDS	24

iii

PREFERRED SUPPLY AGREEMENT

DATE

PARTIES

General Electric Capital Container Finance Corporation, a Delaware corporation (Manager)

Genstar Container Corporation, a Delaware corporation (Genstar)

GE SeaCo SRL, a Barbados society with restricted liability, of 2nd Floor, Chamberlain Place, Broad Street, Bridgetown, Barbados. West Indies for itself and its subsidiaries (collectively, GE SeaCo)

Sea Containers Ltd., a Bermuda company, for itself and its subsidiaries (collectively SCL)

(Genstar, GE SeaCo and SCL, collectively, the Owners)

Royal Wolf Trading Australia Pty Limited, ACN 106 913 964 (Purchaser)

GE SeaCo Australia Pty Limited, ABN 41 082 463 (GE SeaCo Australia)

RECITALS

A.
Each of the Owners has appointed the Manager as an agent for procuring ultimate purchasers of Containers owned by such Owner that such Owner has deemed beyond their profitable life for international marine container leasing (their International Leasing Life).

B.
Prior to this Agreement coming into effect, GE SeaCo Australia was the Manager’s exclusive agent for the sale of Containers beyond their International Leasing Life in the Territory (GE SeaCo Australia Agency Arrangement).

C.
The Owners now desire to appoint, and permit Manager to appoint, the Purchaser as Owners’ exclusive purchaser in the Territory for purchasing Owners’ Containers that are beyond their International Leasing Life, pursuant to the terms of this Agreement.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	Definitions

The following definitions apply in this Agreement.

As Is 20 GP’s means a 20 foot length dry cargo marine container that is classified as grade 3/4 in 0.

As Is 40’ GP’s means a 40 foot length dry cargo marine container that is classified as grade 3/4 in 0.

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Sydney, Australia.

Business Sale Agreement means the business sale agreement to be entered into between GE SeaCo Australia, GE SeaCo, the Purchaser and GFN Australia Finance Pty Limited in relation to the sale by GE SeaCo Australia of part of its business, assets and goodwill to the Purchaser dated on or around the date of this Agreement.

Commencement Date means 1 November 2007.

Completion has the meaning given to it in the Business Sale Agreement.

Containers means containers of the types listed in the table at clause 0.

Corporations Act means Corporations Act 2001 (Cth).

Encumbrance means:

(a)	a mortgage, charge, pledge, lien, hypothecation or title retention arrangement;

(b)	any third party interest (for example, a trust or an equity);

(c)	a right of any person to purchase, occupy or use an asset (including under an option, agreement to purchase, licence, lease or hire purchase); or

(d)	an agreement to create any of the above or to allow any of the above to exist.

Expert means DoveBid Australasia Pty Ltd, 91- Leveson St North, Melbourne, VIC 3051, or such other person as is agreed to by the parties from time to time.

GE SeaCo Australia Agency Arrangement has the meaning given to it in recital 0.

GP means a general purpose steel container.

Grading Standards means the standards used to determine the grade of a Container set out in 0.

GST includes:

(a)	any additional tax, penalty, fine, interest or other charge relating to GST; and

(b)	an amount an entity is notionally liable to pay as GST or an amount which is treated as GST under the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Initial Period means the first 12 month period from the Commencement date.

International Leasing Life has the meaning given to it in recital 0.

Major Damage Containers has the meaning given to it in clause 0.

Nominated for Sale Container has the meaning given to it in clause 0.

Outside of Range Containers has the meaning given to it in clause 0.

Permitted Sale Container means all:

(a)	Reefers;

(b)	major damage containers;

(c)	Pre-existing Sale Containers;

(d)	Nominated for Sale Containers; and

(e)	Outside of Range Containers,

and any of them in the Territory.

Pre-existing Sale Containers has the meaning given to it in clause 0.

Purchasing Process means the process outlined in Annexure A, as amended from time to time by the Owners or Manager (in their sole discretion) provided that such amendments do not adversely negatively or unreasonably impact on the rights of the Purchaser under this Agreement.

Qualifying Suppliers means in respect of any 12 month period, the Purchaser’s top five suppliers for the period who in aggregate have supplied the Purchaser in Australia not less than 2,500 As Is 20’ GP’s and:

(a)	each of which has supplied not less than 200 As Is 20’ GP’s;

(b)	none of which is:

(i)	a related party of the Purchaser or any holding company of the Purchaser; and

(ii)	an Owner or the Manager; and

(c)	none of which has supplied Containers to the Purchaser on terms which are not normal commercial arm’s length terms.

Reefer means a 20 foot or 40 foot length marine refrigerated container.

Subsequent Period has the meaning given to it in clause 0.

Term means the term set out in clause 0.

Territory means Australia, New Zealand and Papua New Guinea.

1.2	Rules for interpreting this Agreement

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this Agreement, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)
a legislative provision or legislation (including subordinate legislation) is to that provision or legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a party to this Agreement or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	If a word is defined, another part of speech has a corresponding meaning.

(d)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(e)	The word agreement includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(f)	The expression this Agreement includes the agreement, arrangement, understanding or transaction recorded in this Agreement.

(g)	Words defined in the GST Act have the same meaning in clauses concerning GST.

(h)
If a person is a member of a GST group, references to GST which the person must pay and to input tax credits to which the party is entitled include GST which the representative member of the GST group must pay and input tax credits to which the representative member is entitled.

(i)	The words subsidiary, holding company and related body corporate have the same meanings as in the Corporations Act.

(j)	A reference to dollars or $ is to an amount in Australian currency.

(k)	A reference to US$ is to an amount in the currency of the United States of America.

1.3	Consideration does not include GST

Unless specifically described in this agreement as 'GST inclusive', any sum payable (or amount included in the calculation of a sum payable), or consideration to be provided, under or in accordance with this Agreement does not include any amount on account of GST.

1.4	Non Business Days

If the day on or by which a person must do something under this Agreement is not a Business Day:

(a)	if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b)	in any other case, the person must do it on or by the previous Business Day.

2.	CONDITIONALITY

The obligations of the parties under this Agreement are conditional upon Completion taking place under the Business Sale Agreement.

3.	APPOINTMENT OF PURCHASER

3.1	Appointment

The Manager and the Owners hereby appoint the Purchaser with effect from the Commencement Date as their exclusive purchaser in the Territory of the Containers which are determined by each Owner, with respect to each such Owner's Containers, after the Commencement Date to be beyond their International Leasing Life in the Territory, subject to and in accordance with the terms of this Agreement.

3.2	Acceptance

The Purchaser accepts the appointment upon the terms in this Agreement.

3.3	Term

The rights and obligations under this Agreement begin on the date on which Completion takes place under the Business Sale Agreement and, unless terminated earlier in accordance with clause 0, continue:

(a)	for an initial term of five years; and

(b)	after the end of the initial term, until expiry of 90 days notice of termination given under clause 0.

4.	TERMINATION OF EXISTING APPOINTMENTS IN THE TERRITORY

4.1	Acknowledgement

Each of the parties to this Agreement acknowledges and agrees that the appointment of the Purchaser in accordance with clause 0 supersedes the terms of any prior agency or purchaser relationship for the sale of the Owners’ Containers beyond their International Leasing Life in the Territory to the extent that such terms are inconsistent with the terms of this Agreement.

4.2	Termination

The Manager, each Owner and GE SeaCo Australia agree that, to the extent that the GE SeaCo Australia Agency Arrangement is inconsistent with the terms of this Agreement, it shall be terminated with effect from the Commencement Date.

5.	PRICE

5.1	Pricing

During the Initial Period, the price for the sale of the Containers by the Owners to the Purchaser for the purposes of clause 0 shall be as follows:

Container Type	Grades 1 and 2 (US$)	Grades 3 and 4 (US$)	Grades 5 and 6 (US$)
20' Flatrack	[*]	[*]	[*]
20' Open Top	[*]	[*]	[*]
20' Dry Box	[*]	[*]	[*]
40' Flatrack	[*]	[*]	[*]
40' HC Dry Box	[*]	[*]	[*]
40' Open Top	[*]	[*]	[*]
40' Dry Box	[*]	[*]	[*]
45' HC Dry Box	[*]	[*]	[*]

5.2	Annual Adjustments to pricing

During each subsequent 12 month period after the Initial Period (each a Subsequent Period), the price for the sale of the Containers by the Owners to the Purchaser for the purposes of clause 0 shall be the price determined in accordance with Part A of 0.

5.3	Three year pricing review

On the third anniversary from the Commencement Date, the price for the sale of the Containers by the Owners to the Purchaser for the purposes of clause 0 shall be reviewed and, if applicable, adjusted, in accordance with Part B of 0.

5.4	Determination of grading

For the purposes of this Agreement, a Container’s grade will be determined by reference to the Grading Standards.

5.5	Exclusions to pricing terms

(a)
The pricing set out in clause 0 (as amended from time to time) excludes Containers which have sustained major damage (Major Damage Containers). Major Damage Containers shall be dealt with in accordance with clause 0.

(b)
Any Containers owned by the Owners in the Territory which were beyond their International Leasing Life prior to the Commencement Date (Pre-existing Sale Containers) shall be dealt with in accordance with clause 0.

6.	VOLUME AND QUANTITIES OF CONTAINERS

6.1	Non-binding Expectation of Owners

(a)	It is the Owners’ current expectation that:

(i)	they will offer to the Purchaser under this Agreement between 2000 and 5000 Containers (Expected Range) beyond their International Leasing Life during the Initial Period and in each Subsequent Period;

(ii)	the Containers will be in the split in the proportion 60% 20’ GP’s : 40% all other Container types (Expected Proportion); and

(iii)
quantities of Containers per location will be predominantly in the volume ports of Melbourne, Sydney, Brisbane and Auckland (accounting in aggregate for approximately 75% of the volume of Containers) (Expected Ports).

(b)	Nothing in this Agreement shall:

(i)	require the Owners or the Manager to make the Expected Range of Containers available for sale; or

(ii)	require the Owners or the Manager to provide Containers in the Expected Proportion; or

(iii)	divert any Containers to the Expected Ports; or

(iv)	require the Owners or the Manager to reposition Containers or to change their criteria for determining when a Container is beyond its International Leasing Life.

6.2	Containers within the Expected Range

(a)
Each Owner is obliged to offer for sale to the Purchaser, and the Purchaser is obliged to purchase (in each case for the price determined in accordance with clause 0 and in accordance with the other terms of this Agreement), all of such Owner's Containers that are determined by such Owner to be beyond their International Leasing Life in the Territory during the Initial Period and in each Subsequent Period, up to a maximum of:

(i)	3,000 20’ GP’s; and

(ii)	2,000 Containers of all other types, subject to a maximum of 1,000 40’ GP’s,

in each such period (Annual Maximum).

6.3	Containers outside of the Expected Range

Any Containers which are determined by the Owners to be beyond their International Leasing Life in the Territory in excess of the Annual Maximum in the Initial Period or any Subsequent Period (Outside of Range Containers) shall be dealt with in accordance with clause 0.

6.4	Containers not beyond their International Leasing Life

If at any time an Owner wishes to sell a Container in the Territory which is not beyond its International Leasing Life (Nominated for Sale Container), such Container shall be dealt with in accordance with clause 0.

7.	RIGHT OF FIRST REFUSAL

(a)
If the Owners wish to sell a Permitted Sale Container, the Manager must first give notice (a Sale Notice) to the Purchaser setting out the terms, including the price and delivery terms, on which the Owner is proposing to sell that container.

(b)	Within 5 Business Days of receipt by the Purchaser of a Sale Notice, the Purchaser must inform the Manager if it wishes to acquire the Permitted Sale Container.

(c)
If the Manager receives confirmation from the Purchaser that it wishes to acquire the Permitted Sale Containers within the time specified in clause 0, the Owner must sell and the Purchaser must buy, the Permitted Sale Container at the price and on the other terms set out in the Sale Notice.

(d)
If the Manager does not receive confirmation from the Purchaser that it wishes to acquire the Permitted Sale Container within the time specified in clause 0, the Owner may transfer the Permitted Sale Container to any person:

(i)	at a price no less than the price stated in the Sale Notice; and

(ii)	provided that the sale is on terms otherwise no more favourable to that person than the terms in the Sale Notice.

(e)
If the Owner wishes to reduce the price at which it proposes to sell a Permitted Sale Container or make the terms set out in the Sale Notice otherwise more favourable to a purchaser, it must issues a fresh Sale Notice setting out the revised price or sale terms and comply with the requirements of this clauses 0.

8.	TERMS OF SALE

8.1	Purchasing Process

The Purchaser agrees to be bound by the Purchasing Process.

8.2	Delivery of Containers

Containers will be delivered to the Purchaser in the Australian and New Zealand Ports listed in Annexure B.

8.3	Timing of Delivery

Delivery (Delivery) shall occur:

(a)	in respect of Containers to be purchased by the Purchaser in accordance with clause 0, fourteen (14) days after Manager gives notice of the availability of the applicable Containers; or

(b)	in respect of any containers to be purchased by the Purchaser in accordance with clause 0, upon notice being given to the Purchaser that the applicable containers are available for pick up,

provided, however, that should the Purchaser take physical possession of a container at an earlier time, Delivery of such container shall occur at such time.

8.4	Transfer of title

(a)	Upon Delivery of a container to the Purchaser, title and risk of loss or damage to the applicable Containers and liability arising as a result of the ownership thereof pass to the Purchaser.

(b)
The Purchaser shall on demand indemnify and hold the Manager and the Owners harmless from and against all claims and suits (including all expenses and attorney’s fees) for loss or damage to property or cargo of any person and for personal injury (including death) to any person arising out of or incident to the ownership, possession, operation, control, use, or maintenance of any container arising after Delivery of a container.

8.5	Status on Delivery

The containers sold under this Agreement may on delivery be in a duty and GST suspended state under the temporary importation procedures applicable to equipment used in international trade. The Purchaser accepts that all rights and obligations relating to these procedures with respect to a container transfers to the Purchaser upon Delivery of that container. If GST becomes payable by the Purchaser, the Manager must provide a GST invoice to the Purchaser in respect of such GST.

8.6	Removal from storage

The Purchaser has 14 days from the date of Delivery to clear containers from their storage location or to make arrangements with the operators of such storage location to transfer such containers to the Purchaser’s storage account with effect from the 15th day. If a container is not available for collection from the date of Deliver, the 14 day period will start from the day on which the container becomes available for collection.

8.7	No re-sale

The Purchaser further agrees that any containers sold under this Agreement will not be resold or otherwise disposed of in any country unless the Purchaser pays or procures that another party (other than the Owners or Managers) pays all applicable taxes, customs or import duties or other charges.

8.8	No warranty as to applicability of taxes

The Manager and the Owners make no warranty or representation as to the prior payment or current applicability of any taxes, duties or other charges, either in Australia or elsewhere in connection with any containers sold under this Agreement.

8.9	Tax under this Agreement

(a)
Any sales, transfer, turnover, value added, excise or other taxes (except net income taxes imposed on Manager or Owners) applicable to the sale and delivery of any containers under this Agreement shall be borne by the Purchaser and the Purchaser shall provide the Manager with proof of payment of any such taxes, duties or other charges upon the Manager’s request.

(b)	The Purchaser shall, upon demand, reimburse the Manager and the Owners for any such taxes, duties or other charges paid by the Manager or the Owners.

8.10	Applicable Laws

The Purchaser accepts full responsibility for compliance with domestic laws and regulations relating to the Purchaser’s ownership and use of any containers sold under this Agreement and further agrees to use, operate, maintain, and dispose of such containers (including any component parts thereof or any generators or other parts attached thereto) in full and complete compliance with manufacturers’ recommendations and all applicable environmental laws, rules and regulations.

8.11	No Warranty

(a)
Subject to clause 0 but otherwise notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that the containers sold under this Agreement are used and damaged and are purchased by the Purchaser on an “as is, where is” basis.

(b)
To the maximum extent permitted by law, every condition, warranty, term, provision or representation (express, implied, written, oral, collateral, statutory or otherwise) including without limitation, warranties or representations as to merchantability, fitness for purposes or condition of the containers (including any component parts thereof or any generators or other parts attached thereto) in respect of the containers sold under this Agreement is excluded.

9.	PAYMENT

9.1	Invoicing

GE SeaCo must issue monthly invoices in respect of containers sold under this agreement.

9.2	Time for payment

The Purchaser must pay GE SeaCo for any container sold under this agreement within 30 days of the later of:

(a)	the date of receipt by the Purchaser of the an invoice in respect of that container; and

(b)	the date of Delivery of the container.

9.3	Credit and Compliance

The Purchaser shall comply with the GE Compliance terms and conditions as they relate to credit and other statutory requirements.

9.4	No set off

The Purchaser must not deduct any amount from or set off any amount against any money owing to the Manager.

10.	INTELLECTUAL PROPERTY

10.1	Removal of Decals and markings

The Purchaser shall promptly and at its own cost remove from all Containers sold under this Agreement:

(a)	the Owners’ decals and markings; and

(b)	all markings and lettering pertaining to any Owner and any Owner’s ownership of the Containers (including customer’s certificate, and plate of design approval).

11.	NO RESTRICTION ON SALE OF BUSINESS

Nothing in this Agreement shall limit or restrict the rights of an Owner in respect of, or require any Owner to offer to the Purchaser any containers as a result of or in connection with:

(a)	any sale of substantially all of an Owner’s fleet,

(b)
a sale of containers, whether or not beyond their International Leasing Life, to a lessee of the applicable containers or an affiliate of such lessee where such lessee has had the applicable containers on lease for more than 12 months;

(c)	a sale of containers in connection with the enforcement of a security interest in or charge or lien on such containers; or

(d)	a sale leaseback, securitization or other transaction affecting a container pursuant to which an Owner obtains financing.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Representations and warranties

Each party represents and warrants that:

(a)	(power) it has full legal capacity and power:

(i)	to own its property and to carry on its business; and

(ii)	to enter into this Agreement and to carry out the transactions that it contemplates;

(b)	(corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into this Agreement and its carrying out the transactions that it contemplates; and

(c)
(documents effective) this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors' rights generally), subject to any necessary stamping or registration.

12.2	Owner Warranties

Each Owner severally warrants that it will deliver in respect of all containers sold by it to the Purchaser under this agreement good and marketable title free from any Encumbrance.

13.	TERMINATION

13.1	Termination for breach

(a)
If the Purchaser commits a material breach of the terms of this Agreement and fails to remedy that breach within 10 Business Days from the date of the giving of a notice (such notice specifying the nature of the breach and what action is required to remedy it) to remedy the breach by the Manager, the Manager may terminate this Agreement.

(b)
If the Manager commits a material breach of the terms of this Agreement and fails to remedy that breach within 10 Business Days from the date of the giving of a notice to remedy the breach by the Purchaser, the Purchaser may terminate this Agreement.

13.2	Termination without breach

This Agreement may be terminated by either party without cause, effective at any time after the expiry of the initial term of 5 years referred to in clause 0, upon giving the other 90 days prior written notice.

13.3	Effect of termination

If this Agreement is terminated, then all rights and obligations under this Agreement terminate other than rights that accrue before or upon termination. Termination of this Agreement by a party shall not be deemed to limit or affect any remedy for damages, loss, or expenses which the terminating party may have against the other party.

14.	NOTICES

(a)	A notice, consent or other communication under this Agreement is only effective if it is in writing, signed and either left at the addressee's address or sent to the addressee by mail, fax or email.

(b)	A notice, consent or other communication that complies with this clause is regarded as given and received:

(i)	if sent by mail, 3 working days after it is posted;

(ii)	if sent by fax, when the addressee actually receives it in full and in legible form; and

(iii)	if sent by email, on the next Business Day.

(c)	A person's addresses and fax number are those set out below, or as the person notifies the sender:

	Address	Fax number	Attention	Email address
Manager	c/o GE Equipment Services Railcar Services, 161 N. Clark St., Chicago, IL 60601, USA		General Counsel

	Address	Fax number	Attention	Email address
	With a copy to: GE Equipment Services, 120 Long Ridge Road, Stamford, CT 06927		General Counsel
Genstar	c/o GE Equipment Services Railcar Services, 161 N. Clark St., 7th Floor, Chicago, IL 60601 USA	+ 1 203 357 3269	General Counsel	laura.dawson@ge.com
GE SeaCo	c/o GE SeaCo Services Limited 21 St Thomas St, London, UK SE1 9RY	+4420-7939-5650	Antonios S. Basoukeas	tony.basoukeas@ge.com
	With a copy to: c/o GE SeaCo Services Limited, 21 St Thomas St, London, UK SE1 9RY	+4420-7939-5650	General Counsel	dominic.buckwell@geseaco.com
GE SeaCo Australia	c/o GE SeaCo Services Limited, 21 St Thomas St, London, UK SE1 9RY	+4420-7939-5650	Antonios S. Basoukeas	tony.basoukeas@ge.com
	With a copy to: c/o GE SeaCo Services Limited, 21 St Thomas St, London, UK SE1 9RY	+4420-7939-5650	General Counsel	dominic.buckwell@geseaco.com

	Address	Fax number	Attention	Email address
SCL	22 Victoria Street P.O. Box HM 1179 Hamilton, HMEX Bermuda		General Counsel
	with a copy to: Kirkland & Ellis LLP Citigroup Center 153 E. 53rd St. New York, New York 10022	+1-212-446-4800	M. Natasha Labovitz	nlabovitz@kirkland.com
Purchaser	Level 2, 22-28 Edgeworth David Avenue, Hornsby New South Wales, NSW 2077	+61 2 9482 3477	Peter McCann	PMcCann@royalwolf.com.au
	With a copy to:		Chuck Berrantes, General Finance Corporation	cbarrantes@sbcglobal.net

15.	AMENDMENT AND ASSIGNMENT

15.1	Amendment

This document can only be amended or replaced by another document signed by the parties.

15.2	Assignment

The Purchaser may only assign, declare a trust over or otherwise deal with its rights under this Agreement with the written consent of the Manager.

16.	GENERAL

16.1	Governing law

(a)	This document is governed by the laws of the State of New South Wales.

(b)	Each party submits to the jurisdiction of the courts of that State and of any court that may hear appeals from any of those courts for any proceedings in connection with this Agreement.

16.2	Liability for expenses

Each party must pay its own expenses incurred in negotiating, executing, stamping and registering this Agreement.

16.3	Relationship

The parties are independent contractors. This document is not intended to create a relationship of employer and employee, principal and agent, partnership or joint venture, or a fiduciary relationship.

16.4	Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:

(a)	no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)	the exercise of a right does not prevent any further exercise of that right or of any other right.

16.5	Operation of this Agreement

(a)
Subject to paragraph 0, this Agreement contains the entire agreement between the parties about their subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this Agreement and has no further effect.

(b)	Any right that the Purchaser has under this Agreement is in addition to, and does not replace or limit, any other right that the Purchaser may have.

(c)
Any provision of this Agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Agreement enforceable, unless this would materially change the intended effect of this Agreement.

16.6	Operation of indemnities

(a)	Each indemnity in this Agreement survives the expiry or termination of this Agreement.

(b)	A party may recover a payment under an indemnity in this Agreement before it makes the payment in respect of which the indemnity is given.

16.7	Counterparts

This document may be executed in counterparts.

16.8	Attorneys

Each person who executes this Agreement on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

SCHEDULE 1

PRICE ADJUSTMENT AND REVIEW
Part A.

1.
Within 10 Business days after the date of this Agreement the Manager and the Purchaser must appoint the Expert to determine the average price paid by the Purchaser to its Qualifying Suppliers in the 12 months prior to the Commencement Date for the purchaser of As Is 20’ GP’s in Australia, such amount being the Base Cost.

2.	15 Business Days prior to the commencement of each Subsequent Period the Manager and the Purchaser must appoint the Expert to determine:

(a)
the average price paid by the Purchaser to its Qualifying Suppliers in the preceding 12 months for As Is 20’ GP’s in Australia, such amount being the Revised Base Cost applicable to that Subsequent Period; and

(b)	the fair market value for As Is 20’ GP’s in Australia as at the commencement of the relevant Subsequent Period (As Is 20’ GP’s FMV ).

3.
Following determination by the Expert of the Revised Base Cost for a Subsequent Period, the price for the sale of all classes of the Containers by the Owners to the Purchaser during that Subsequent Period shall be:

(c)	in the case of the Subsequent Period following immediately after the Initial Period, the prices shown in clause 0 of this Agreement:

(i)	increased by the percentage amount (if any) by which the Revised Base Cost is greater than the Base Cost, subject to a maximum increase of 10%; or

(ii)	decreased by the percentage amount (if any) by which the Revised Base Cost is less than the Base Cost, subject to a maximum decrease of 10%; and

(d)	in the case of each Subsequent Period thereafter, the prices applicable for the immediately preceding Subsequent Period:

(i)
increased by the percentage amount (if any) by which the Revised Base Cost for that Subsequent Period is greater than the Revised Base Cost for the immediately preceding Subsequent Period, subject to a maximum increase of 10% in any Subsequent Period; or

(ii)
decreased by the percentage amount (if any) by which the Revised Base Cost for that Subsequent Period is less than the Revised Base Cost for the immediately preceding Subsequent Period, subject to a maximum decrease of 10% in any Subsequent Period.

4.
If on being appointed in accordance with paragraph 2 to determine the Revised Base Cost in respect of a Subsequent Period and the As Is 20’ GP’s FMV as at the commencement of that period, the Expert determines that the Purchaser had less than the 5 suppliers of As Is 20’ GP’s in Australia or that less than 5 suppliers of the Purchaser qualify as a Qualifying Suppliers in the preceding 12 months, then:

(a)	the Expert must determine:

(i)	the amount (if any), expressed as a percentage, by which the As Is 20’ GP’s FMV as at the commencement of the relevant period is greater than:

(A)
in the case of the first Subsequent Period, the Base Market Cost in respect of As Is 20’ GP’s (determined by the Expert pursuant to paragraph 1 of Part B of this 0), such amount being a Market Increase; or

(B)
in each other Subsequent Period, the As Is 20’ GP’s FMV determined by the Expert under paragraph 2.(b) above as at the commencement of the immediately preceding Subsequent Period, such amount being a Market Increase; and

(ii)	the amount (if any), expressed as a percentage, by which the As Is 20’ GP’s FMV as at the commencement of the relevant period is less than:

(A)
in the case of the first Subsequent Period, the Base Market Cost in respect of As Is 20’ GP’s (determined by the Expert pursuant to paragraph 1 of Part B of this 0), such amount being a Market Decrease; or

(B)
in each other Subsequent Period, the As Is 20’ GP’s FMV determined by the Expert under paragraph 2.(b) above as at the commencement of the immediately preceding Subsequent Period, such amount being a Market Decrease; and

(b)
the price for the sale of all classes of the Containers by the Owners to the Purchaser during that Subsequent Period shall be the price obtained by adjusting, in the case of the Subsequent Period following immediately after the Initial Period, the prices shown in clause 0, and in the case of each Subsequent Period thereafter, the prices applicable for the immediately preceding Subsequent Period by:

(i)	if there has been a Market Increase, increasing them by the amount of the Market Increase subject to a maximum increase of 10%; or

(ii)	if there has been a Market Decrease, decreasing them by the amount of the Market Decrease subject to a maximum decrease of 10%.

5.
To enable the Expert to determine the fair market value for As Is 20’ GP’s, a representative of the Manager, the Purchaser and the Expert will meet to agree upon the criteria to determine fair market value. If the representatives cannot reach agreement, the Expert must determine the criteria at its discretion but in doing so must assume the following circumstances:

(a)	a willing buyer and a willing seller;

(b)	a reasonable time is available to the seller to sell the container;

(c)	that the buyer and seller have equal bargaining strength; and

(d)	that no special circumstances exist in respect of either the buyer or the seller that would cause them to buy or sell for anything other than a normal market price.

6.	The Manager, Owners and the Purchaser must sign whatever reasonable terms of engagement the Expert requires.

7.
The Purchaser must provide the Expert with any information required by the Expert which is in the possession of the Purchaser. For the avoidance of doubt, the actual amounts paid by the Purchaser to any of its suppliers will remain confidential to the Purchaser and the Expert.

8.	The Expert acts as an expert and not as an arbitrator and must resolve the matters raised in the Dispute Notice:

(a)	having regard to the terms of this Agreement;

(b)	according to whatever procedures the Expert decides, in the Expert's absolute discretion, but subject to the requirements of procedural fairness; and

(c)	exercising the Expert's own skill, judgment and experience.

9.	The parties must use their respective reasonable endeavours to ensure that the Expert gives, within 20 Business Days after his appointment, a written decision to the parties.

10.	The Expert must give reasons for the decision.

11.	The Expert's decision is, in the absence of manifest error, final and binding on the parties.

12.	The costs of the Expert are to be shared equally between the Owners and the Purchaser.

Part B.

1.
Within 10 Business days after the date of this Agreement the Manager and the Purchaser must appoint the Expert to determine the fair market value in Australia for As Is 20’ GP’s and As Is 40’ GP’s as at the Commencement Date, the arithmetic mean of such values being the Base Market Cost.

2.
15 Business Days prior to the commencement of the third Subsequent Period (i.e. the third anniversary of the Commencement Date) (the Third Anniversary), the Manager and the Purchaser must appoint the Expert to determine:

(a)	the fair market value in Australia for As Is 20’ GP’s and As Is 40’ GP’s as at the Third Anniversary, the arithmetic mean of such values being the Revised Base Market Cost;

(b)	the amount (if any), expressed as a percentage, by which the Revised Base Market Cost is greater than the Base Market Cost, such amount being a Market Increase; and

(c)	the amount (if any), expressed as a percentage, by which the Revised Base Market Cost is less than the Base Market Cost, such amount being a Market Decrease.

3.	If in respect of all types and grades of Container listed in clause 5.1, the difference between:

(a)	the price payable in respect of that type of Container during the third Subsequent Period (as determined in accordance with Part A of this 0); and

(b)	the price for that type and grade of Container obtained by adjusting the price specified in clause 0 as payable in respect of it during the Initial Period by:

(i)	if there has been a Market Increase, increasing it by the amount of the Market Increase; or

(ii)	if there has been a Market Decrease, decreasing it by the amount of the Market Decrease,

is greater than 20%, then the price payable for that type and grade of Container will be the price obtained by adjusting the price specified in clause 0 as payable in respect of it during the Initial Period in accordance with paragraph 3.(b) above.

4.
To enable the Expert to determine the fair market value for As Is 20’ GP’s and As Is 40’ GP’s, a representative of the Manager, the Purchaser and the Expert will meet to agree upon the criteria to determine fair market value. If the representatives cannot reach agreement, the Expert must determine the criteria at its discretion but in doing so must assume the following circumstances:

(a)	a willing buyer and a willing seller;

(b)	a reasonable time is available to the seller to sell the container;

(c)	that the buyer and seller have equal bargaining strength; and

(d)	that no special circumstances exist in respect of either the buyer or the seller that would cause them to buy or sell for anything other than a normal market price.

5.	The Manager, Owners and the Purchaser must sign whatever reasonable terms of engagement the Expert requires.

6.	The Purchaser must provide the Expert with any information required by the Expert which is in the possession of the Purchaser.

7.	The Expert acts as an expert and not as an arbitrator and must resolve the matters raised in the Dispute Notice:

(a)	having regard to the terms of this Agreement;

(b)	according to whatever procedures the Expert decides, in the Expert's absolute discretion, but subject to the requirements of procedural fairness; and

(c)	exercising the Expert's own skill, judgment and experience.

8.	The parties must use their respective reasonable endeavours to ensure that the Expert gives, within 20 Business Days after his appointment, a written decision to the parties.

9.	The Expert must give reasons for the decision.

10.	The Expert's decision is, in the absence of manifest error, final and binding on the parties.

11.	The costs of the Expert are to be shared equally between the Owners and the Purchaser.

SCHEDULE 2

GRADING STANDARDS

GEseaco

10th Dec. 1999

Container Grading - Reefers

This grading procedure must be carried out on all units returned to depot.

The grading procedure will not extend the estimating process as it can be done simultaneously with the Depot Estimate. The container grading is an assessment of the approximate cost to return the unit (both Carcass and Machinery) to Reefer Wind and Watertight Standard – as noted below.

The REEFER (both Carcass and Machinery) must be assessed according to the standard reproduced below and given a ***grade*** appropriate to the maximum cost (in US dollars) to return both the carcass and machinery to a ***Reefer Wind and Watertight*** condition, as defined below. The grade for each unit type is given below.

TYPE		R*2, R*4& R*5	R*2, R*4& R*5
GRADE	1	$ 0	Indicates any 20 or 40 foot REEFER unit type
	2	$ 0	
	3	$ 1000	
	4	$ 1500	
	5	$ 2000	
	6	> $ 2000	

Notes On Use Of Grades	
• **The grade given to a reefer must indicate the cost of repairs to both the carcass and machinery.**	
• **Grade 1**	To be used when the unit is already available to SeaWorthy standard.
• **Grade 2**	To be used when the unit is already available to Wind and Watertight standard
• **Grades 3 to 6**	Should be used to note the cost required to return the unit to Grade 2, (***Reefer Wind and Watertight Standard*** - as described below).

Reefer Wind and Watertight Standard

This standard denotes the criteria for a reefer as a Wind and Watertight Static Storage reefer and as such the **underfloor damage is not considered** unless it will affect the units ability to function as a Static Storage Wind and Watertight reefer.

Carcass

(a) The reefer must be light and air-tight and thermally sound when all doors are closed.
(b) The rear doors must close securely and accept a Customs seal.
(c) The container must be capable of being lifted empty by conventional methods.
(d) Any damage which could interfere with the loading process or machinery operation must be repaired.
(e) The interior must be sufficiently clean.
(f) Patch repairs must be fabricated from aluminium and riveted in place.
(g) Damage outside of the limits set by Reefer SeaWorthy is acceptable so long as the above criteria are not infringed.

Refrigeration Machinery

(h) The refrigeration machinery must be operational through its full temperature range. For the reefer to be operational it must capable of maintaining the cargo at the set temperature. It is not necessary for all components of the machinery to be fully functional so long as:
- The safety of the unit or any operator is not compromised.
- The ability to operate within the set temperature is not affected.

If repairs are required then the following points must be complied with:-	
• **Heavy Indentations**	Heavy indentations that are unacceptable to the user should be jacked back to within the maximum SeaWorthy limits for sidewalls, roofs etc. It will not be necessary to fair or planish individual dents.
• **Floors**	Holes in floors should be repaired by fitting overlay aluminium patches riveted in place. Seal as necessary.
• **Door Seals**	Door seals which are not light, watertight or thermally sound should be repaired.

EXECUTED AS AN AGREEMENT

SIGNED, SEALED AND DELIVERED for and on behalf of General Electric Capital Container Finance Corporation:

Signature of David Amble, Vice President	Witness

Name

SIGNED, SEALED AND DELIVERED for and on behalf of Genstar Container Corporation:

Signature of David Amble, President	Witness

Name

SIGNED, SEALED AND DELIVERED for and on behalf of GE SeaCo Srl:

Signature of Ian Routledge, Vice President Asia Pacific	Witness

Name

SIGNED, SEALED AND DELIVERED for and on behalf of Sea Containers Ltd.:

Bob Mackenzie, Chief Executive Officer	Laura Barlow, Chief Financial Officer

EXECUTED by Royal Wolf Trading Australia Pty Limited:

Signature of director	Signature of director/secretary

Name	Name

SIGNED, SEALED AND DELIVERED for and on behalf of GE SeaCo Australia Pty Ltd:

Signature of director	Signature of director/secretary

Name	Name

ANNEXURE A

Purchase Process Steps

1.	The Purchaser obtains inventory reports from Manager Operations at San Francisco as required.

2.	Inventory requests must include LOCATIONS, DEPOTS AND EQUIPMENT TYPE. Inventory requests should be made with as much lead-time as possible

3.	Manager operations will attempt to provide the Purchaser the requested inventory report(s) within 24 hours.

4.	The Purchaser will send a confirming sale request by e-mail to Manager Operations including the specific information:

(a)	The Location of the sale - City and Depot

(b)	The type of equipment sold

(c)	The quantity of units per equipment type sold

(d)	Release instructions

5.	Upon receipt of a sale request from the Purchaser, Manager Operations will develop an Annex for the sale using the inventory system. The annex will be sent to GE SeaCo Miami for processing.

6.	GE SeaCo will issue an invoice to the Purchaser per the terms of this Agreement. In addition, GE SeaCo Miami Accounts Receivable department will monitor collections of outstanding receivables.

7.	GE SeaCo will issue the Purchaser and the sale location depot a release numbers and instructions.

8.	The Manager will monitor open sale releases or bookings. The Purchaser will assist the Manager by ensuring pick up of the purchased equipment within the contractual timeframe of 14 days.

ANNEXURE B

Ports

Sydney

Melbourne

Brisbane

Auckland

Christchurch